CALNET BUSINESS BANK STOCKHOLDERS APPROVE THE PLAN OF MERGER AND ACQUISITION BY COMMERCIAL CAPITAL BANCORP, INC.

Irvine, CA – February 15, 2006 – Commercial Capital Bancorp, Inc. (the “Company”) (NASDAQ: “CCBI”) announced today that the stockholders of Calnet Business Bank, NA (“Calnet”) approved the acquisition and plan of merger by the Company. The Company previously announced that it had entered into a definitive agreement to acquire Calnet, which transaction was subject to the approval of Calnet shareholders and the Office of Thrift Supervision (“OTS”), the Company’s regulators.

Commercial Capital Bancorp, Inc. is a diversified financial services company with $5.46 billion of total assets, at December 31, 2005. The Company provides depository and lending products and services under the Commercial Capital Bank brand name, and provides 1031 exchange services to income property investors nationwide under the TIMCOR Exchange Corporation and North American Exchange Company brand names.

At December 31, 2005, Calnet had total assets of $176.6 million, total deposits of $152.9 million, total loans of $107.4 million and total shareholders equity of $22.7 million. Calnet conducts its Greater Sacramento Valley deposit gathering and lending business from a single location in Sacramento. Calnet’s lending programs focus on commercial real estate, construction and business loans within the Greater Sacramento Valley of California. During the fourth quarter of 2005, Calnet’s cost of funds, which includes noninterest-bearing deposits, was 1.1%, and its net interest margin was 5.70%.

This press release may include forward-looking statements related to the Company’s plans, beliefs and goals, which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. The Company undertakes no obligation to revise or publicly release any revision to these forward-looking statements.

Contact:

Commercial Capital Bancorp, Inc.

Jeff L. Leonard, Investor Relations

Telephone:	(949) 585-7500
Facsimile:	(949) 585-0174